The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co . Minimum Denomination: $1,000 Funds: iShares ® Global Clean Energy ETF and Invesco Solar ETF Pricing Date: March 26, 2021 Final Review Date: December 26, 2023 Maturity Date: December 29, 2023 Review Dates: Monthly Contingent Interest Rate: Between 11.00% and 13.00%* per annum, payable monthly at a rate of between 0.91667% and 1.08333%*, if applicable Interest Barrier/ Buffer Threshold: With respect to each Fund, an amount that represents 75.00% of its Initial Value Buffer Amount: 25.00% Call Value: With respect to each Fund, an amount that represents 95.00 % of its Initial Value CUSIP: 48132THG4 Preliminary Pricing Supplement: http :// sp.jpmorgan.com/document/cusip/48132THG4/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes , p lease see the hyperlink above. Automatic Call If the closing price of one share of each Fund on any Review Date (other than the first through fifth and final Review Dates) is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No furth er payments will be made on the notes. Payment at Maturity If the notes have not been automatically called and the Final Value of each Fund is greater than or equal to its Buffer Threshold, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date . If the notes have not been automatically called and the Final Value of either Fund is less than its Buffer Threshold, your payment at maturity per $1,000 principal amount note will be calculated as follows : $1,000 + [$ 1,000 î (Lesser Performing Fund Return + Buffer Amount)] If the notes have not been automatically called and the Final Value of either Fund is less than its Buffer Threshold , you will lose some or most of your principal amount at maturity. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Investing in the notes linked to the Fund involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fac tors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospec tus supplement or the prospectus. Any representation to the contrary is a criminal offense. Hypothetical Payment at Maturity ** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_inv e stments@jpmorgan.com 2.75yNC6m ICLN /TAN Auto Callable Contingent Interest Notes North America Structured Investments Lesser Performing Fund Return Payment At Maturity (assuming 11.00% per annum Contingent Interest Rate) 60.00% $1,009.1667 40.00% $1,009.1667 2 0.00% $1,009.1667 10.00% $1,009.1667 5.00% $1,009.1667 0.00% $1,009.1667 - 5.00% $1,009.1667 - 20.00% $1,009.1667 - 25.00% $1,009.1667 - 30.00% $950.0000 - 40.00% $850.0000 - 50.00% $750.0000 - 60.00% $650.0000 - 100.00% $250.0000 This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest *If the notes have not been automatically called and the closing price of one share of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $9.1667 and $10.8333 (equivalent to an interest rate of between 11.00% and 13.00% per annum, payable at a rate of between 0.91667% and 1.08333% per month). ** The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower. Terms supplement to the prospectus dated April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 4 - II dated November 4, 2020 and the underlying supplement no. 1 - II dated November 4, 2020 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated March 17, 2021 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay interest at all. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • You are exposed to the risk of decline in the price of one share of each Fund. • Your payment at maturity will be determined by the Lesser Performing Fund. • The automatic call feature may force a potential early exit. • No dividend payments or voting rights. • Each Fund is subject to management risk. • The performance and market value of each Fund, particularly during periods of market volatility, may not correlate with the performance of that Fund’s underlying index as well as its net asset value per share. • The notes are subject to risks associated with the clean energy sector with respect to the iShares ® Global Clean Energy ETF. • The notes are subject to risks associated with the solar industry with respect to the Invesco Solar ETF. • The notes are subject to the risks associated with mid - size, small and micro - capitalization stocks. • The notes are subject to the risks associated with non - U.S. securities. • The notes are subject to emerging markets risk. • The notes are subject to currency exchange risk. • Recent executive orders may adversely affect the performance of the Funds. • The anti - dilution protection for the Funds is limited. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. North America Structured Investments 2.75yNC6m ICLN /TAN Auto Callable Contingent Interest Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. The Nature Conservancy J.P. Morgan Chase & Co. and/or its affiliates (collectively, “J.P. Morgan”) have previously agreed to make unconditional and irrevocable donations of $700,000, in the aggregate, to The Nature Conservancy ( TNC ) to support one or several forestry projects. These donations and the amount of these donations are not contingent on the sale of the notes. Since October 2020, J.P. Morgan has donated a total of $ 200,000. In January 2021, J.P. Morgan irrevocably agreed to donate an additional $200,000 and, in February 2021, J.P. Morgan irrevocably agreed to donate an additional $300,000. We have derived all information about TNC to the right from publicly available information, without independent verification. J.P. Morgan’s donations are not intended to comply with the Social Bond Principles, June 2020 and/or the Green Bond Principles, June 2018. These donations are not a Commercial Co - Venture with TNC . Who is the TNC ? TNC describes itself as a global environmental nonprofit working to create a world where people and nature can thrive. Founded in the United States in 1951, TNC believes that it has grown to become an effective and wide - reaching global environmental organization. TNC states that it impacts conservation in 79 countries and territories across six continents thanks to more than a million members and the dedicated efforts of its staff and more than 400 scientists. For additional information about TNC , see Annex A of the preliminary pricing supplement in the hyperlink above.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com . Additional Information Donation Information: J.P. Morgan has previously agreed to make unconditional and irrevocable donations to The Nature Conserv anc y to support one or several forestry projects. These donations are not contingent on the sale of the notes and will not impact the final terms of the notes . Our affiliates expect to realize profits for assuming risks inherent in hedging our obligations under the notes. Some of these pr oje cted profits, if any, may be used to offset a portion of the donations. The issuance of the notes and the related use of proceeds are not intended to comply with the Social Bond Principles, June 2020 and/or the Green Bond Principles, June 2018. See “Supplemental Donation Information” in the applicable preliminary pricing supplement for addi tio nal information . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern . IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U. S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties . Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters . This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 2.75yNC6m ICLN /TAN Auto Callable Contingent Interest Notes